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                                                                    EXHIBIT 3(e)

                             PLAINS RESOURCES INC.

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           Certificate of Designation, Preferences and Rights of a
           Series of Preferred Stock by Resolution of the Board of
           Directors Providing for an Issue of 250,000 Shares of
           Preferred Stock Designated "Series G Cumulative
           Convertible Preferred Stock"
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     Plains Resources Inc., a Delaware corporation (hereinafter called the
"Company"), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware does hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Company by the Second Restated Certificate of Incorporation, as amended, the Board of Directors, at a meeting thereof duly called and held on December 1, 1999, at which meeting a quorum was present and acting throughout, duly adopted the following resolutions providing for the issue of shares of Preferred Stock hereinafter referred to, and further providing with respect to such issue of shares of Preferred Stock for such powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, as are hereinafter set forth, in addition to those set forth in said Second Restated Certificate of Incorporation;

     Resolved, that pursuant to Article FOURTH of the Certificate of Incorporation (which authorizes 2,000,000 shares of Preferred Stock, $1.00 par value), the Board of Directors hereby provides for the issue of a series of 250,000 shares of Preferred Stock designated "Series G Cumulative Convertible Preferred Stock"; and

     Resolved, that the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of the shares of the Series G Cumulative Convertible Preferred Stock shall be as follows:

     Section 1. Designation and Rank. The designation of the series of Preferred Stock created by this resolution shall be "Series G Cumulative Convertible Preferred Stock" (hereinafter called this "Series"), and the number of shares constituting this Series shall be 250,000. Shares of this Series shall have a stated value of $500 per share. The number of authorized shares of this Series may be reduced by further resolution duly adopted by the Board and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such reduction has been so authorized, but the number of authorized shares of this Series shall not be increased, except as provided in Section 2(b) hereof. The shares of this Series shall rank prior to the Junior Stock (as defined in Section 10) as to distribution of assets and payment of dividends. The shares of this Series shall be of equal rank as to distribution of assets and payment of dividends with all other series of Preferred Stock, except as provided in a certificate of designation with regard to such other series of Preferred Stock filed pursuant to Section 151 of the General Corporation Law of the State of Delaware with the Secretary of State of the State of Delaware.
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     Section 2.  Dividends.

     (a) Shares of this Series shall be entitled to receive, when and as declared by the Board of Directors, dividends as provided in this Section 2 on the stated value per share of this Series, and no more. Such dividends shall be cumulative, shall accrue (whether or not declared and whether or not there shall be funds legally available for the payment of dividends) from the Accrual Date (as defined below) and shall be payable in arrears, out of assets legally available therefor, when and as declared by the Board of Directors of the Company, on April 1 and October 1 of each year, commencing April 1, 2000 (except that if any such date is a Saturday, Sunday or a legal holiday then such dividend shall be payable without interest on the next day that is not a Saturday, Sunday or legal holiday) (each six-month period (or such period from the date of original issue until April 1, 2000) expiring on a dividend payment date being referred to herein as a "Dividend Period"). Each of such dividends shall be paid to the holders of record of shares of this Series as they appear on the stock register of the Company on such record dates, not exceeding 30 days preceding the payment dates thereof, as shall be fixed by the Board. Dividends on account of arrears for any past Dividend Periods may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the Board.

     (b) With respect to each dividend declared and timely paid on shares of this Series, the Company may pay a cash dividend at the Dividend Rate (as defined in Section 10) or, at its option, and in lieu of payment in cash, may pay such dividend by issuing additional fully paid and nonassessable shares, or fractions thereof, of this Series having an aggregate stated value equal to the cash dividend otherwise payable. Each dividend that accrues during each Dividend Period shall be deemed to be timely paid only if it is paid on the dividend payment date on which such Dividend Period expires. Any dividend not declared and timely paid on shares of this Series may thereafter be paid only by (i) issuing additional fully paid and nonassessable shares of this Series, or fractions thereof ("Arrearage Shares"), having an aggregate stated value equal to the cash that would have been paid had such dividend been timely paid in cash and (ii) paying an amount in cash equal to the aggregate amount of cash dividends, if any, that would have accrued on such Arrearage Shares had such Arrearage Shares been issued on the dividend payment date for such dividend, or, at the Company's option, and in lieu of such cash payment, issuing additional fully paid and nonassessable shares, or fractions thereof, of this Series having an aggregate stated value equal to the cash payment otherwise to be made. Each fractional share of this Series outstanding shall be entitled to a ratably proportionate amount of all dividends accruing with respect to each outstanding share of this Series pursuant to Section 2(a) hereof, and all such dividends with respect to such outstanding fractional shares shall be fully cumulative and shall accrue (whether or not declared) and shall be payable in the same manner and at such times as provided for in Section 2(a) hereof with respect to dividends on each outstanding share of this Series. The Board of Directors shall authorize additional shares of this Series to be available for issuance as dividends if the number of authorized shares of this Series is insufficient to continue accruing or paying dividends in shares of this Series.

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     (c)  No full dividends shall be declared or paid or set apart for payment on Parity Stock (as defined in Section 10) or Junior Stock for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on this Series for all Dividend Periods terminating on or prior to the date of payment of such full cumulative dividends. When dividends are not paid in full, as aforesaid, upon the shares of this Series and of any other series of Parity Stock, all dividends declared upon shares of this Series and of any other series of Parity Stock shall be declared pro rata so that the amount of dividends declared per share on this Series and such other series of Parity Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of this Series and such other series of Parity Stock bear to each other. Holders of shares of this Series shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided, on this Series. Except as set forth in
Section 2(b) above, no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on this Series that may be in arrears.

     (d) So long as any shares of this Series are outstanding, no dividend (other than a dividend in Junior Stock or other than as provided in Section 2(c)) shall be declared or paid or set aside for payment or other distribution declared or made upon the Junior Stock, nor shall any Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of Junior Stock) by the Company (except by conversion into or in exchange for Junior Stock) unless, in each case, the full cumulative dividends on all outstanding shares of this Series then payable shall have been paid.

     (e) Dividends payable on this Series for any period less than a full Dividend Period shall be computed on the basis of the ratio of the number of days in such partial period to the actual number of days in such full Dividend Period.

     Section 3.  Redemption.

     (a) On July 30, 2012, the Company shall redeem, to the extent it has legally available funds therefor, all shares of this Series then outstanding at a redemption price per share equal to the sum of $500 per share plus the Deemed Arrearage Value (as defined in Section 10) per share. At any time when the Company shall not have redeemed the full number of shares of this Series required to be redeemed pursuant to this Section 3(a), no dividends (other than in Junior Stock or other than as provided in Section 2(c) shall be declared or paid or set aside for payment, or other distribution declared or made, upon the Junior Stock, nor shall any Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Company (except by conversion into or in exchange for Junior Stock), nor shall any Parity Stock be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any Parity Stock) by the Company (except by conversion into or in exchange for Junior Stock), unless, in the case of the mandatory redemption of, repurchase of, or fulfillment of a sinking fund obligation in respect of, any other series of Parity Stock, payments made in respect of the mandatory redemption of, repurchase of, or

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fulfillment of a sinking fund obligation in respect of, this Series and all other series of Parity Stock then issued and outstanding and entitled to such mandatory payments are made pro rata, as nearly as practicable, so that the amounts of such payments made on this Series and such other series of Parity Stock shall in all cases bear to each other the same ratio, as nearly as practicable, that such mandatory payments required to be made on this Series and such other series of Parity Stock bear to each other.

     (b) The Company, at its option, may redeem shares of this Series, as a whole or in part, at any time or from time to time, at the following redemption prices per share, in each case together with the Deemed Arrearage Value per share:

            REDEMPTION
              PRICE                  IF REDEEMED DURING THE PERIOD:
            ----------              --------------------------------

               $550.00 ............ Through December 31, 1999

                525.00 ............ January 1, 2000 though
                                    December 31, 2003

                500.00 ............ January 1, 2004 and thereafter

     (c) In the event that fewer than all of the outstanding shares of this Series are to be redeemed, the number of shares to be redeemed shall be determined by the Board and the shares to be redeemed shall be determined in a pro rata manner.

     (d) At such time as the Company shall redeem shares of this Series, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the stock register of the Company. Each such notice shall state:
(i) the redemption date; (ii) the number of shares of this Series to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date.

     (e) Notice having been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Company in providing money for the payment of the redemption price) dividends on the shares of this Series so called for redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Company (except the right to receive from the Company the redemption price plus the Deemed Arrearage Value to the redemption date) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the

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Board shall so require and the notice shall so state), such shares shall be redeemed by the Company at the redemption price aforesaid. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

     (f) Any shares of this Series that shall at any time have been redeemed or purchased by the Company, or exchanged for shares of Common Stock pursuant to
Section 7, shall, after such redemption, have the status of authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board.

     (g) Notwithstanding the foregoing provisions of this Section 3, if any dividends on this Series are in arrears, no shares of this Series shall be redeemed pursuant to Section 3(b) unless all outstanding shares of this Series are simultaneously redeemed, and the Company shall not purchase or otherwise acquire any shares of this Series; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of this Series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of this Series.

     Section 4.  Voting.

     (a) Except as otherwise required by law, the holders of shares of this Series shall not have any right or power to vote on any question or in any proceeding or to be represented at or to receive notice of any meeting of holders of capital stock of the Company. On any matters on which the holders of shares of this Series shall be entitled to vote, they shall be entitled to one vote for each share held.

     (b) So long as any shares of this Series remain outstanding, the affirmative vote or consent of the holders of a majority of the shares of this Series outstanding at the time, given in person or by proxy, either in writing or at a meeting, shall be necessary to permit, effect or validate (i) the authorization, creation or issuance, or any increase in the authorized or issued amount, of any class or series of Senior Stock and (ii) the amendment, alteration or repeal of any of the provisions of the Second Restated Certificate of Incorporation, as amended, which would materially and adversely affect any right, preference, privilege or voting power of shares of this Series or of the holders thereof in a manner disproportionate to the effect thereof on the holders of any other shares of the Company's capital stock. However, the creation and issuance of other series of Parity Stock or Junior Stock shall not be deemed to affect materially and adversely said rights, preferences, privileges or voting power.

     (c) So long as at least 10,000 shares of this Series remain outstanding, the holders of shares of this Series outstanding at the time shall be entitled to vote to permit, effect or validate the authorization of a merger or consolidation of the Company or any compulsory shares exchange pursuant to which the Common Stock is converted into other securities, cash or property. The holders of shares of this Series shall be entitled to that number of votes equal to the number of whole

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shares of Common Stock into which all shares of this Series held by such holders could be converted pursuant to the provisions of Section 6 hereof, at the record date for the determination of the stockholders entitled to vote on such matters or, if no record date is established, at the day prior to the date such vote is taken or any written consent of stockholders is first executed, such votes to be counted together with all other shares of capital stock having general voting powers and not separately as a class.

     Section 5. Liquidation. In the event of any complete liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of shares of this Series shall each be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of this Series a sum equal to the Deemed Arrearage Value of such share plus $500.00 before any distribution shall be made to the holders of Junior Stock of the Company, and if the assets of the Company shall be insufficient to pay in full such amounts, then such assets shall be distributed among such holders and the holders of any Parity Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. In the event of any complete liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of shares of this Series shall not be entitled to receive the liquidation price of such shares held by them until the liquidation price of all Senior Stock shall have been paid in full.

     Section 6.  Conversion.

     (a) Each share of this Series shall be convertible at the option of the record holder thereof at any time prior to the third Trading Day before the redemption date for such share, by presentation of the certificate representing such share by the record holder in person or by registered mail, return receipt requested with postage prepaid thereon, at the principal office of the Company, and at such other offices, if any, as the Board of Directors may determine, into the number of shares of fully paid and nonassessable shares of Common Stock determined by dividing the sum of $500.00 plus the Deemed Arrearage Value by the Conversion Price in effect at the time of conversion.

     (b) The Company covenants that it will at all times reserve and keep available, out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of this Series as herein provided, free from preemptive rights or any other actual or contingent purchase rights of Persons other than the holders of shares of this Series, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of this Series. The Company covenants that all shares of Common Stock that shall be so issuable shall upon issue be duly and validly issued and fully paid and nonassessable.

     Section 7.  Exchange.

     (a) At the option of the Company, each outstanding share of this Series shall be exchanged for the number of shares of fully paid and nonassessable shares of Common Stock determined pursuant to Section 7(b); provided that such option shall not be exercisable unless and until the

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average of the Per Share Market Values of the Common Stock for any 30
consecutive Trading Days prior to the mailing of the notice as required by
Section 7(d) and subsequent to the sale of shares of this Series shall have equaled or exceeded the Threshold Price.

     (b) If the condition required under subsection 7(a) has been met, then the number of shares of Common Stock for which each outstanding share of this Series may be exchanged pursuant to Section 7(a) shall be determined by dividing the sum of $500.00 plus the Deemed Arrearage Value of such share by the Conversion Price in effect at the time of such exchange.

     (c) Notwithstanding any other provision of this Section 7(a), in the event that (i) no registration statement with respect to the shares of Common Stock to be issued upon exchange of shares of this Series has been declared effective,
(ii) such registration statement has been declared effective but ceases to be effective, (iii) the prospectus which is a part thereof cannot be used at the time of the exchange, (iv) necessary consents and filings with any Governmental Authority relating to the issuance of Common Stock and the exchange have not been obtained, accomplished or waived or (v) the shares of Common Stock to be issued upon exchange in accordance with Section 7(a) have not been approved for listing on the principal securities exchange on which the Common Stock is then listed, such exchange shall be delayed until such time as none of the foregoing is continuing, provided that such exchange will occur on the Trading Day following the first day that none of the foregoing is continuing and the Per Share Market Value has equaled or exceeded the Threshold Price for 30 consecutive Trading Days.

     (d) The Company shall exercise its option under Section 7(a) by giving notice of such election by first class mail, postage prepaid, mailed (i) not more than 10 business days after the condition in subsection 7(a) has been met (and provided that none of the conditions in Section 7(c) then exist), and (ii) not less than 30 nor more than 60 days prior to the exchange date, to each holder of record of the shares of this Series to be exchanged, at such holder's address as the same appears on the stock register of the Company. Each such notice shall state: (i) that the Board of Directors of the Company has determined in good faith that the condition set forth in subsection 7(a) has been met (and that none of the conditions in Section 7(c) exist); (ii) the exchange date; (iii) the number of shares of Common Stock to be exchanged for each share of this Series; (iv) the place or places where certificates for such shares are to be surrendered in exchange for shares of Common Stock; and (v) that dividends on the shares of this Series to be exchanged will cease to accrue on such exchange date.

     (e) Notice having been mailed as aforesaid, from and after the exchange date, dividends on the shares of this Series so called for exchange shall cease to accrue, and said shares shall no longer be deemed to be outstanding, and all rights of the holders as holders of share of this Series (except the right to receive from the Company the number of shares of Common Stock issuable pursuant to this Section 7) shall cease. Upon surrender in accordance with said notice of the certificates for shares of this Series so exchanged (properly endorsed or assigned for transfer, if the Board shall so require and the notice shall so state), such certificates shall be exchanged for certificates representing

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the number of shares of Common Stock for which shares of this Series have been exchanged. Until so surrendered, certificates for shares of this Series shall represent, after the exchange date, the number of shares of Common Stock for which shares of this Series have been exchanged. Share certificates representing shares of this Series that are so surrendered shall be canceled.

     (f) Notwithstanding the foregoing provisions of this Section 7, if any dividends on this Series are in arrears, no shares of this Series shall be exchanged pursuant to Section 7(a) unless all outstanding shares of this Series are simultaneously exchanged, and the Company shall not purchase or otherwise acquire any shares of this Series; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of this Series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of this Series.

     Section 8.  Adjustment of Conversion Price and Threshold Price.

     (a) The Conversion Price initially shall be $15.00 (the "Conversion Price"). The Conversion Price shall be subject to adjustment from time to time as follows :

               (i) If the Company, at any time while any shares of this Series are outstanding, shall (A) pay a stock dividend or stock dividends or otherwise make a distribution or distributions on shares of its capital stock payable in shares of Common Stock (or in securities convertible into shares of Common Stock), (B) except as set forth in clause (A) above, pay a stock dividend or make a distribution on shares of its capital stock payable in shares of its capital stock of any class other than Common Stock or a class convertible into Common Stock, (C) subdivide outstanding shares of Common Stock into a larger number of shares, (D) combine outstanding shares of Common Stock into a smaller number of shares, or (E) issue by reclassification of shares of Common Stock any shares of capital stock of the Company of any class or classes, the Conversion Price in effect immediately prior to such action shall be adjusted so that the holder of any shares of this Series thereafter surrendered for conversion or exchanged shall be entitled to receive the number and class or classes of shares of the capital stock of the Company which he would have owned or have been entitled to receive immediately after the happening of any of the events described above, had such shares of this Series been converted or exchanged on or immediately prior to the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification, as the case may be. Notwithstanding the foregoing, no adjustment in the Conversion Price shall be made by reason of the payment of dividends on shares of Preferred Stock in additional shares of Preferred Stock. An adjustment made pursuant to this subsection 8(a)(i) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

               (ii) In case the Company, at any time while any shares of this Series are outstanding, shall issue rights or warrants to all holders of Common Stock entitling them (for a period

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     expiring within 45 days after the record date mentioned below) to subscribe for or purchase shares of Common Stock at a price per share less than the then Per Share Market Value of Common Stock at the record date mentioned below, the Conversion Price shall be reduced by multiplying the Conversion Price, as the case may be, in effect prior to such record date by a fraction, of which the denominator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such Per Share Market Value. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants. However, upon the expiration of any right or warrant to purchase Common Stock the issuance of which resulted in an adjustment in the Conversion Price pursuant to this subsection 8(a)(ii), if any such right or warrant shall expire and shall not have been exercised, the Conversion Price shall immediately upon such expiration, be recomputed and effective immediately upon such expiration be increased to the prices which they would have been (but reflecting any other adjustments in the Conversion Price made pursuant to the provisions of this Section 8 after the issuance of such rights or warrants) had the adjustment of the Conversion Price made upon the issuance of such rights or warrants been made on the basis of offering for subscription or purchase only that number of shares of Common Stock actually purchased upon the exercise of such rights or warrants actually exercised.

               (iii) In case the Company, at any time while shares of this Series are outstanding, shall distribute to all holders of Common Stock evidences of its indebtedness or assets (excluding cash dividends or cash distributions paid out of earned surplus) or rights or warrants to subscribe for or purchase any security (excluding those referred to in subsection 8(a)(ii) above) then in each such case the Conversion Price shall be determined by multiplying the Conversion Price, as the case may be, in effect prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction, of which the denominator shall be the Per Share Market Value of Common Stock determined as of the record date mentioned above, and of which the numerator shall be such Per Share Market Value of the Common Stock, less the then fair market value (as determined by the Board of Directors of the Company in good faith, whose determination shall be conclusive if made in good faith; provided, however, that in the event of a distribution or series of related distributions exceeding 10% of the net assets of the Company, then such fair market value shall be determined by a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing (which may be the firm that regularly examines the financial statements of the Company) selected in good faith by the Board of Directors of the Company, and in either case shall be described in a

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     statement provided to all registered holders of this Series) of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

               (iv) If the Company, at any time while any shares of this Series are outstanding, shall issue or sell shares of Common Stock (excluding stock issuances referred to in other provisions of this Section 8(a)) for a consideration per share which is less than the Per Share Market Value of Common Stock on the date of such issuance or sale, the Conversion Price shall be reduced by multiplying the Conversion Price in effect immediately prior to the date of such issuance or sale by a fraction, of which the denominator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of such issuance or sale plus the number of additional shares of Common Stock issued or sold, and of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of such issuance or sale plus the number of shares which the aggregate consideration received or receivable by the Company for the total number of shares so issued or sold would purchase at such Per Share Market Value. Such adjustment shall be made whenever such shares are issued, and shall become effective immediately after such issuance. If the consideration received or receivable by the Company for such issuance or sale of shares of Common Stock is not cash, the fair market value of such consideration shall be determined by the Board, an investment banking firm, or certified public accountants in the manner specified in subsection 8(b).

               (v) If the Company, at any time while any shares of this Series are outstanding, shall issue rights, options, or warrants (excluding those referred to in other provisions of this Section 8(a)) which entitle the holders thereof to purchase shares of Common Stock (such rights, options, or warrants collectively referred to as "Purchase Rights") at a price per share less than the then Per Share Market Value of Common Stock on the date of the issuance of such Purchase Rights, the Conversion Price shall be reduced by multiplying the Conversion Price in effect immediately prior to the date of issuance of such Purchase Rights by a fraction, of which the denominator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such Purchase Rights plus the number of additional shares of Common Stock offered for purchase, and of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such Purchase Rights plus the number of shares which the aggregate consideration received or receivable by the Company in connection with the grant as well as the exercise of such Purchase Rights would purchase at such Per Share Market Value. Such adjustment shall be made whenever such Purchase Rights are issued, and shall become effective immediately after the issuance of such Purchase Rights. However, upon the expiration of any such Purchase Right the issuance of which resulted in an adjustment in the Conversion Price pursuant to this subsection 8(a)(v), if such Purchase Right shall not have been fully exercised, the Conversion Price shall

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     immediately upon such expiration be recomputed and effective immediately upon such expiration be increased to the prices which they would have been (but reflecting any other adjustments in the Conversion Price made pursuant to the provisions of this Section 8 after the issuance of such Purchase Rights) had the adjustment of the Conversion Price made upon the issuance of such Purchase Right been made on the basis of offering for purchase only that number of shares of Common Stock actually purchased upon the exercise of such Purchase Rights which were actually exercised. If the consideration for the Purchase Rights received or receivable by the Company for the grant or exercise of such Purchase Rights is not cash, the fair market value of such consideration shall be determined by the Board, an investment banking firm, or certified public accountants in the manner specified in subsection 8(b).

               (vi) No notification to the holders of any adjustment in the Conversion Price otherwise required by this Section 8 shall be required unless such adjustment would require an increase or decrease of at least 1% in such price; provided, however, that any adjustment which by reason of this subsection 8(a)(vi) is not required to be made shall be carried forward and taken into account in any subsequent adjustments, and that upon presentment of shares of this Series for conversion, all adjustments shall be made calculating the conversion rights of such holder. All calculations under this Section 8 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

               (vii) Whenever the Conversion Price is adjusted, as herein provided, the Company shall promptly mail to each registered holder of shares of this Series a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of facts requiring such adjustment. Such notice prepared in good faith shall be conclusive evidence of the correctness of such adjustment absent manifest error.

               (viii) In case of any reclassification of the Common Stock, any consolidation or merger of the Company with or into another person, sale or transfer of all or substantially all of the assets of the Company or any compulsory share exchange pursuant to which share exchange the Common Stock is converted into other securities, cash or property, then the holders of the shares of this Series then outstanding shall have the right thereafter to convert such shares only into the kind and amount of shares of stock and other securities and property receivable upon or deemed to be held following such reclassification, consolidation, merger, sale, transfer or share exchange by a holder of a number of shares of the Common Stock of the Company into which such shares of this Series could have been converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange.

     This provision shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

               (ix)    In case:

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

                    (A) the Company shall declare a dividend (or any other distribution) on the Common Stock payable otherwise than in cash out of its earned surplus; or

                    (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of its Common Stock; or

                    (C) the Company shall authorize the granting to the holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any other rights; or

                    (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock of the Company (other than a subdivision or combination of the outstanding shares of Common Stock), any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or

                    (E) of the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company; then the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of the shares of this Series, and shall cause to be mailed to the holders of record of the shares of this Series at their last addresses as they shall appear upon the stock books of the Company, at least 10 days prior to the applicable record date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, redemption, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up (but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the corporate action required to be specified in such notice).

     (b) In case at any time conditions shall arise by reason of action taken by the Company, which, in the opinion of the Board of Directors of the Company, are not adequately covered by the other provisions hereof and which might materially and adversely affect the rights of the holders of shares of this Series, or in case at any time any such conditions are expected to arise by reason of any action contemplated by the Company, the Board of Directors of the Company shall appoint a nationally recognized or major regional investment banking firm or a firm of independent certified public accountants of recognized standing (which may be the firm that regularly examines the financial statements of the Company), who shall give their opinion as to the adjustment, if any (not inconsistent with the standards established in this Section 8), of the Conversion Price (including, if necessary, any adjustment as to the securities into which shares of this Series may thereafter be convertible or exchangeable) which is or would be required to preserve without dilution the rights of the holders of shares of this Series. The Board of Directors of the Company shall make the adjustment recommended forthwith upon the receipt of such opinion or the taking of any such action contemplated, as the case may be; provided, however, that no such adjustment of the Conversion Price shall be made which in the opinion of the investment banking firm or firm of accountants giving the aforesaid opinion would result in an increase of the Conversion Price to more than the Conversion Price then in effect.

     (c) Upon any adjustment of the Conversion Price pursuant to this Section 8, then the Threshold Price shall be adjusted, as of the date of such adjustment of the Conversion Price, to that price determined by multiplying the Threshold Price in effect immediately prior to such adjustment of the Conversion Price by a fraction (i) the numerator of which shall be the Conversion Price in effect immediately after such adjustment of the Conversion Price, and (ii) the denominator of which shall be the Conversion Price in effect immediately prior to such adjustment.

     Section 9.  Fractional Shares; Transfer Taxes; HSR Act.

     (a) The Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may, if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If the Company elects not, or is unable, to make such a cash payment, the holder of a share of this Series shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

     (b) The issuance of certificates for shares of Common Stock on conversion of this Series shall be made without charge to the holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the shares of this Series converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

     (c) The exercise by a holder of shares of this Series of the conversion rights granted in Section 6 and the exercise by the Company of the exchange rights as set forth in Section 7 are subject in all respects to and conditioned upon compliance by the parties with the HSR Act, and rules and regulations promulgated pursuant thereto, to the extent that said act, rules and regulations are applicable to such exercise. The Company and such holder agree to make such filings with and provide such information to the Federal Trade Commission and the Department of Justice with respect to such exercise as are required in connection with the HSR Act in a timely manner and to join each others request for early termination. The Company and such holder will use such reasonable efforts to obtain all governmental approval required to permit such exercise and to cause early termination of the waiting period under the HSR Act.

     Section 10. Definitions. For the purposes hereof, the following terms shall have the following respective meanings:

          "Accrual Date" means, with respect to each share of this Series issued before January 31, 2000, October 1, 1999, and, with respect to other shares of this Series, the date of original issue of such Shares.

          "Arrearage Shares" has the meaning given such term in Section 2(b).

          "Common Stock" means shares now or hereafter authorized of the class of Common Stock, $.10 par value, of the Company presently authorized and stock of any other class into which such shares may hereafter have been reclassified or changed.

          "Conversion Price" has the meaning given such term in Section 8(a).

          "Deemed Arrearage Value" of a share of this Series means (i) the cash dividend accrued at the Dividend Rate on such share during the partial Dividend Period ending on the date of conversion, the date fixed for redemption, the exchange date or the date of payment upon liquidation, as the case may be, and (ii) if one or more dividends has accrued and has not been timely paid on such share, an amount in cash equal to $500 multiplied by the number of whole and fractional shares of this Series that would have been issued as dividends on such share had all such accrued and unpaid dividends been timely paid in shares of this Series, together with the aggregate amount of cash dividends that would have accrued on such dividend shares to the date of conversion, the date fixed for redemption, the exchange date or the date of payment upon liquidation, as the case may be.

          "Dividend Period" has the meaning given such term in Section 2(a).

          "Dividend Rate" means 9.5% per annum.

          "Governmental Authority" shall mean (i) the United States of America or any state

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

     within the United States of America and (ii) any court or any governmental department, commission, board, bureau, agency or other instrumentality of the United States of America or of any state within the United States of America.

          "Junior Stock" means the Common Stock of the Company and any other stock of the Company over which shares of this Series has a preference as to distribution of assets.

          "Parity Stock" means any stock of the Company ranking as to distribution of assets on a parity with this Series.

          "Per Share Market Value" means on any particular date (a) the last sale price per share of the Common Stock on such date on the principal stock exchange on which the Common Stock has been listed or, if there is no such price on such date, then the last price on such exchange on the date nearest preceding such date, or (b) if the Common Stock is not listed on any stock exchange, the final bid price for a share of Common Stock in the over-the-counter market, as reported by the Nasdaq National Market at the close of business on such date, or the last sales price if such price is reported and final bid prices are not available, or (c) if the Common Stock is not quoted on the Nasdaq National Market, the final bid price for a share of Common Stock in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding to its functions of reporting prices), or (d) if the Common Stock is no longer publicly traded, as determined by a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing (which may be the firm that regularly examines the financial statements of the Company) selected in good faith by the Board of Directors of the Company, provided, that none of the transactions related to the foregoing shall include purchases by any "affiliate" (as such term is defined in the General Rules and Regulations under the Securities Act of 1933) of the Company.

          "Person" means a corporation, an association, a partnership, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

          "Preferred Stock" means the Company's Preferred Stock, $1.00 par value.

          "Senior Stock" means any shares or class of the Company that are by their terms expressly given priority over this Series as to distribution of assets on any liquidation of the Company.

          "Trading Day" means (a) a day on which the Common Stock is traded on the principal stock exchange on which the Common Stock has been listed, or
     (b) if the Common Stock is not listed on any stock exchange, a day on which the Common Stock is quoted in the over-the-counter market, as reported by the Nasdaq Stock Market, or (c) if the Common

     Stock is not quoted on the Nasdaq Stock Market, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding to its functions of reporting prices).

          "Threshold Price" of a share of Common Stock shall initially be $21.60. The Threshold Price is subject to adjustment pursuant to Section 8.

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

     IN WITNESS WHEREOF, said Plains Resources Inc. has caused this Certificate to be signed by a duly authorized officer, this 14/th/ day of December, 1999.

                                  Plains Resources, Inc.

                                 By:   /s/ Phillip D. Kramer
                                    ----------------------------------
                                 Name:  Phillip D. Kramer
                                 Title: Executive Vice President &
                                        Chief Financial Officer


ATTEST:

By:  /s/ Michael R. Patterson
   ---------------------------------
Name:  Michael R. Patterson
Title: Secretary

                                       17